Exhibit (e)(1)(C)

Form of Amendment

JOHN HANCOCK EXCHANGE-TRADED FUND TRUST
601 Congress Street
Boston, MA  02210

Foreside Fund Services, LLC
Three Canal Plaza, Suite 100
Portland, ME 04101

Ladies and Gentlemen:

RE:	First Amendment to ETF Distribution Agreement

Pursuant to Section 1 of the ETF Distribution Agreement dated as of May 31, 2017 (the “ETF Distribution Agreement”), by and between John Hancock Exchange-Traded Fund Trust, a Massachusetts business trust (the “Trust”), and Foreside Fund Services, LLC, a Delaware limited liability company, please be advised that the Trust has established one (1) new series of its shares, namely: John Hancock Multifactor Small Cap ETF (the “Fund”).

Please be further advised that the Trust desires to retain Foreside Fund Services, LLC to serve as distributor under the ETF Distribution Agreement for the Fund. A revised Exhibit A showing the complete list of funds for which Foreside serves as distributor has been attached hereto.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Please indicate your acceptance of this responsibility by signing this letter as indicated below.

FORESIDE FUND SERVICES, LLC	JOHN HANCOCK EXCHANGE-TRADED FUND TRUST

By:	By:
Name:	Name:
Title:	Title:

Dated:  as of [                     , 2017]

EXHIBIT A
Fund List
As of September 28, 2017

John Hancock Multifactor Large Cap ETF
John Hancock Multifactor Mid Cap ETF
John Hancock Multifactor Consumer Discretionary ETF
John Hancock Multifactor Financials ETF
John Hancock Multifactor Healthcare ETF
John Hancock Multifactor Technology ETF
John Hancock Multifactor Consumer Staples ETF
John Hancock Multifactor Energy ETF
John Hancock Multifactor Industrials ETF
John Hancock Multifactor Materials ETF
John Hancock Multifactor Utilities ETF
John Hancock Multifactor Developed International ETF
John Hancock Multifactor Small Cap ETF

BOLD indicates new fund.